Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-159107

Final Term Sheet

5.875% Fixed Rate Notes due 2021

Issuer:	Ford Motor Credit Company LLC

Size:	$1,000,000,000 (Reopening of $1,000,000,000 of 5.875% Notes due August 2, 2021 issued on August 1, 2011)

Maturity:	August 2, 2021

Coupon:	5.875%

Reoffer Yield:	5.625%

Trade Date:	December 5, 2011

Issue Date:	December 8, 2011

Settlement Date:	December 8, 2011 (T+3)

Price to Public:	101.834% of principal amount, plus accrued interest from August 1, 2011

Proceeds (Before Expenses) to Issuer Plus Accrued Interest:	$1,031,565,694.44 (103.157%)

Interest Payment Dates:	Semi-annually on each February 2 and August 2, beginning February 2, 2012

Accrued Interest Payable to Issuer:	$20,725,694.44 accrued from August 1, 2011 to anticipated date of settlement, December 8, 2011

Joint Bookrunners:	Barclays Capital Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBS Securities Inc.

Co-Managers:	BNP Paribas Securities Corp. Crédit Agricole Securities (USA) Inc. HSBC Securities (USA) Inc. RBC Capital Markets, LLC

CUSIP/ISIN:	345397VU4 / US345397VU41

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Barclays Capital Inc., toll free at 1-888-603-5847, Citigroup Global Markets Inc., toll free at 1-877-858-5407, J.P. Morgan Securities LLC, collect at 1-212-834-4533 and RBS Securities Inc., toll free at 1-866-884-2071.